INDEPENDENT ACCOUNTANTS' REPORT


To the Board of Trustees of
HighMark Funds


We have examined management's assertion included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940 that HighMark Funds (including HighMark Balanced Fund, HighMark Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark California Tax-Free Money Market Fund, HighMark Core Equity Fund, HighMark Diversified Money Market Fund, HighMark Large Cap Growth Fund, HighMark Large Cap Value Fund, HighMark National Intermediate Tax-Free Bond Fund, HighMark Small Cap Growth Fund, HighMark Small Cap Value Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark U.S. Government Money Market Fund, and HighMark Value Momentum Fund) (hereinafter collectively referred to as the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of February 27, 2004. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of February 27, 2004, and with respect to agreement of security purchases and sales, for the period from August 29, 2003 (the date of our last examination) through February 27, 2004:

o Confirmation of all securities held by The Depository Trust Company, the Federal Reserve Bank of Kansas City and Citibank, N.A. in book entry form without prior notice to management;

o Reconciliation of all such securities to the books and records of the Funds and the Custodian (Union Bank of California, N.A.); and

o Agreement of a sample of 25 security purchases and security sales or maturities across all Funds since our last report from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that HighMark Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 27, 2004, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Funds, the Board of Trustees, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP

San Francisco, California
April 6, 2004

                 MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of HighMark Funds (including HighMark Balanced Fund, HighMark Bond Fund, HighMark California Intermediate Tax-Free Bond Fund, HighMark California Tax-Free Money Market Fund, HighMark Core Equity Fund, HighMark Diversified Money Market Fund, HighMark Large Cap Growth Fund, HighMark Large Cap Value Fund, HighMark National Intermediate Tax-Free Bond Fund, HighMark Small Cap Growth Fund, HighMark Small Cap Value Fund, HighMark 100% U.S. Treasury Money Market Fund, HighMark U.S. Government Money Market Fund, and HighMark Value Momentum Fund) (hereinafter collectively referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 27, 2004, and from August 29, 2003 through February 27, 2004.

Based on this evaluation, we assert that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 27, 2004, and from August 29, 2003 through February 27, 2004, with respect to securities reflected in the investment accounts of the Funds.


HIGHMARK FUNDS


By:   /s/ Peter J. Golden
      Peter J. Golden
      Controller & Chief Financial Officer
      April 6, 2004





UNION BANK OF CALIFORNIA, N.A.


By:   /s/ Greg Knopf
      Greg Knopf
      Senior Vice President
      April 6, 2004

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                         Management Investment Companies

                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

---------------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number:                                            Date examination completed:

811-    05059/33-12608                                                            February 27, 2004
---------------------------------------------------------------------------------------------------------------------
2. State identification Number:

      ---------------------------------------------------------------------------------------------------------------
      AL                 AK                 AZ                 AR                 CA                CO
      ---------------------------------------------------------------------------------------------------------------
      CT                 DE                 DC                 FL                 GA                HI
      ---------------------------------------------------------------------------------------------------------------
      ID                 IL                 IN                 IA                 KS                KY
      ---------------------------------------------------------------------------------------------------------------
      LA                 ME                 MD                 MA                 MI                MN
      ---------------------------------------------------------------------------------------------------------------
      MS                 MO                 MT                 NE                 NV                NH
      ---------------------------------------------------------------------------------------------------------------
      NJ                 NM                 NY                 NC                 ND                OH
      ---------------------------------------------------------------------------------------------------------------
      OK                 OR                 PA                 RI                 SC                SD
      ---------------------------------------------------------------------------------------------------------------
      TN                 TX                 UT                 VT                 VA                WA
      ---------------------------------------------------------------------------------------------------------------
      WV                 WI                 WY                 PUERTO RICO
      ---------------------------------------------------------------------------------------------------------------
      Other (specify):   ATTACHED
---------------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:

---------------------------------------------------------------------------------------------------------------------
        HIGHMARK FUNDS (FORMERLY HIGHMARK GROUP)
---------------------------------------------------------------------------------------------------------------------
4. Address of principal executive officer (number, street, city, state, zip code)
           ONE FREEDOM VALLEY DRIVE, OAKS, PENNSYLVANIA 19456
----------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.  All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

HighMark Funds
                                    CALIFORNIA                        A = Annual                          505-4293
                                    COLORADO                          A = Annual                          IC-93-05
                                    GEORGIA                           O = Other                           SC-18176
                                    GUAM                              O = Other                           4766
                                    ILLINOIS                          A = Annual                          354266
                                    INDIANA                           A = Annual                          97-0202
                                    MINNESOTA                         A = Annual                          R-39056
                                    NORTH CAROLINA                    A = Annual                          7032
                                    PENNSYLVANIA                      A = Annual                          92-10-0
                                    VIRGINIA                          A = Annual                          116842
                                    WYOMING                           O = Other                           17511

HighMark Money Market Funds Prospectus: Retail Shares

                                    KENTUCKY                          A = Annual                          M32877
                                    LOUISIANA                         A = Annual                          82326
                                    NEW JERSEY                        A = Annual                          BEM-1927
                                    OHIO                              O = Other                           34711
                                    OREGON                            A = Annual                          1987-069
                                    UTAH                              A = Annual                          005-8973

HighMark Money Market Funds Prospectus: Fiduciary Shares

                                    KENTUCKY                          A = Annual                          M33758
                                    LOUISIANA                         A = Annual                          84527
                                    NEW JERSEY                        A = Annual                          BEM-0528
                                    OHIO                              O = Other                           34503
                                    OREGON                            A = Annual                          1997-409
                                    UTAH                              A = Annual                          005-8969

HighMark Money Market Funds Prospectus - Class S Shares

                                    KENTUCKY                          A = Annual                          M39444
                                    NEW JERSEY                        A = Annual                          BEM-0529
                                    OHIO                              O = Other                           34712
                                    OREGON                            A = Annual                          2000-126
                                    UTAH                              A = Annual                          006-7220-96

HighMark Funds-Equity Funds/Fixed Income Funds-Fiduciary Pro

                                    KENTUCKY                          A = Annual                          M33768
                                    LOUISIANA                         A = Annual                          87743
                                    NEW JERSEY                        A = Annual                          BEM-0530

                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    OHIO                              O = Other                           34502
                                    OREGON                            A = Annual                          1997-407
                                    UTAH                              A = Annual                          005-8974
HighMark Funds-Equity Funds/Fixed Income Funds-Retail Pros.

                                    KENTUCKY                          A = Annual                          M33815
                                    LOUISIANA                         A = Annual                          877412
                                    NEW JERSEY                        A = Annual                          BEM-0531
                                    OHIO                              O = Other                           35092
                                    OREGON                            A = Annual                          1997-406
                                    UTAH                              A = Annual                          005-8972

HighMark Balanced Fund

                                    ALASKA                            O = Other                           00 00591
                                    ALABAMA                           A = Annual                          705371
                                    ARKANSAS                          A = Annual                          60011519
                                    CONNECTICUT                       A = Annual                          SI43113
                                    DELAWARE                          A = Annual                          5209
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          48366
                                    KANSAS                            A = Annual                          97s00012
                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          37674
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S 27 88
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF10940

HighMark Balanced Fund - Class A Shares

                                    ARIZONA                           A = Annual                          17140
                                    DISTRICT OF COLUMBIA              A = Annual                          60007700
                                    IOWA                              A = Annual                          I-38395
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19971
                                    MAINE                             A = Annual                          200225
                                    MICHIGAN                          A = Annual                          930481
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    NORTH DAKOTA                      A = Annual                          T659
                                    NEBRASKA                          A = Annual                          33952
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          352080
                                    OKLAHOMA                          A = Annual                          20724
                                    SOUTH DAKOTA                      A = Annual                          10800
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-52688
                                    VERMONT                           A = Annual                          9/17/97-3
                                    WASHINGTON                        G = Good Until S                    60011733
                                    WISCONSIN                         A = Annual                          336425-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-23231

HighMark Balanced Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          17139
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19970
                                    MICHIGAN                          A = Annual                          923306
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    NEBRASKA                          A = Annual                          39493
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    SOUTH DAKOTA                      A = Annual                          10801
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-52688
                                    WASHINGTON                        G = Good Until S                    60010545

HighMark Balanced Fund - Class C Shares

                                    ARIZONA                           A = Annual                          24885
                                    DISTRICT OF COLUMBIA              A = Annual                          60007701
                                    IOWA                              A = Annual                          I-45860
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19992
                                    MAINE                             A = Annual                          205519
                                    MICHIGAN                          A = Annual                          933473
                                    MISSISSIPPI                       A = Annual                          MF-99-11


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    NORTH DAKOTA                      G = Good Until S                    Z991
                                    NEBRASKA                          A = Annual                          39474
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355759
                                    OKLAHOMA                          A = Annual                          SE-20550
                                    PUERTO RICO                       A = Annual                          S-22283
                                    SOUTH DAKOTA                      A = Annual                          20567
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-61055
                                    VERMONT                           A = Annual                          12/16/99
                                    WASHINGTON                        G = Good Until S                    60025175
                                    WISCONSIN                         A = Annual                          378031-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-36793

Highmark Balanced Fund - Class B Shares

                                    ARIZONA                           A = Annual                          21328
                                    DISTRICT OF COLUMBIA              A = Annual                          60007702
                                    IOWA                              A = Annual                          I-42547
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19982
                                    MAINE                             A = Annual                          203321
                                    MICHIGAN                          A = Annual                          922641
                                    MISSISSIPPI                       A = Annual                          MF-98-10
                                    NORTH DAKOTA                      A = Annual                          W608
                                    NEBRASKA                          A = Annual                          36530
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          353383
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          17114
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-55307
                                    VERMONT                           A = Annual                          10/15/98
                                    WASHINGTON                        G = Good Until S                    60020119
                                    WISCONSIN                         A = Annual                          347268-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-33315



                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

HighMark Large Cap Growth Fund

                                    ALASKA                            O = Other                           60031644
                                    ALABAMA                           A = Annual                          705374
                                    ARKANSAS                          A = Annual                          60011518
                                    CONNECTICUT                       A = Annual                          SI43116
                                    DELAWARE                          A = Annual                          5230
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          44783
                                    KANSAS                            A = Annual                          97s00012
                                    MISSOURI                          A = Annual
                                    MONTANA                           A = Annual                          37675
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S 26 61 0
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF10939

HighMark Large Cap Growth Fund - Class A Shares

                                    ARIZONA                           A = Annual                          17149
                                    DISTRICT OF COLUMBIA              A = Annual                          60007708
                                    IOWA                              A = Annual                          I-38394
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19971
                                    MAINE                             A = Annual                          202226
                                    MICHIGAN                          A = Annual                          930482
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    NORTH DAKOTA                      A = Annual                          T660
                                    NEBRASKA                          A = Annual                          33094
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          352081
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          10802
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-45197
                                    VERMONT                           A = Annual                          9/17/97-3
                                    WASHINGTON                        G = Good Until S                    60011735
                                    WISCONSIN                         A = Annual                          336427-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-23232





                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

HighMark Large Cap Growth Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          17148
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19970
                                    MICHIGAN                          A = Annual                          923309
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    NEBRASKA                          A = Annual                          39479
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    SOUTH DAKOTA                      A = Annual                          10803
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-44217
                                    WASHINGTON                        G = Good Until S                    60010547

HighMark Large Cap Growth Fund - Class C Shares

                                    ARIZONA                           A = Annual                          24887
                                    DISTRICT OF COLUMBIA              A = Annual                          60007709
                                    IOWA                              A = Annual                          I-45859
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19992
                                    MAINE                             A = Annual                          205520
                                    MICHIGAN                          A = Annual                          933475
                                    MISSISSIPPI                       A = Annual                          MF-99-11
                                    NORTH DAKOTA                      A = Annual                          Z993
                                    NEBRASKA                          A = Annual                          39478
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355760
                                    OKLAHOMA                          A = Annual                          SE-20550
                                    PUERTO RICO                       A = Annual                          S-22282
                                    SOUTH DAKOTA                      A = Annual                          20568
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-61057
                                    VERMONT                           A = Annual                          12/16/99
                                    WASHINGTON                        G = Good Until S                    60025174
                                    WISCONSIN                         A = Annual                          378030-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-36792



                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

Highmark Large Cap Growth Fund - Class B Shares

                                    ARIZONA                           A = Annual                          21331
                                    DISTRICT OF COLUMBIA              A = Annual                          60007710
                                    IOWA                              A = Annual                          I-42552
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19982
                                    MAINE                             A = Annual                          203319
                                    MICHIGAN                          A = Annual                          922660
                                    MISSISSIPPI                       A = Annual                          MF-98-10
                                    NORTH DAKOTA                      A = Annual                          W614
                                    NEBRASKA                          A = Annual                          36538
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          353385
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          17117
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-55308
                                    VERMONT                           A = Annual                          10/15/98
                                    WASHINGTON                        G = Good Until S                    60020118
                                    WISCONSIN                         A = Annual                          347108-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-33316

HighMark Large Cap Value Fund

                                    ALASKA                            O = Other                           02 03291
                                    ALABAMA                           A = Annual                          704921
                                    ARKANSAS                          A = Annual                          60011523
                                    CONNECTICUT                       A = Annual                          SI40056
                                    DELAWARE                          A = Annual                          4333
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          43231
                                    KANSAS                            A = Annual                          97S00000
                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          35311
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S 25 24 3
                                    RHODE ISLAND                      A = Annual


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    SOUTH CAROLINA                    A = Annual                          MF10077
                                    WEST VIRGINIA                     G = Good Until S                    MF-21053

HighMark Large Cap Value Fund - Class A Shares

                                    ARIZONA                           A = Annual                          15313
                                    DISTRICT OF COLUMBIA              A = Annual                          60007711
                                    IOWA                              A = Annual                          I-36638
                                    MASSACHUSETTS                     A = Annual                          00-00224
                                    MARYLAND                          A = Annual                          SM19961
                                    MAINE                             A = Annual                          203261
                                    MICHIGAN                          A = Annual                          928126
                                    MISSISSIPPI                       G = Good Until S                    MF-96-07
                                    NORTH DAKOTA                      A = Annual                          P821
                                    NEBRASKA                          A = Annual                          31477
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          7710
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          10798
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-45196
                                    VERMONT                           A = Annual                          7/09/96-1
                                    WASHINGTON                        G = Good Until S                    60011732
                                    WISCONSIN                         A = Annual                          323911-0

HighMark Large Cap Value Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          16834
                                    MASSACHUSETTS                     A = Annual                          00-00223
                                    MARYLAND                          A = Annual                          SM19990
                                    MICHIGAN                          A = Annual                          923310
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    MONTANA                           A = Annual                          37120
                                    NEBRASKA                          A = Annual                          39481
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    SOUTH DAKOTA                      A = Annual                          10799
                                    TENNESSEE                         A = Annual                          RM02-235


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    TEXAS                             G = Good Until S                    C-39045
                                    WASHINGTON                        G = Good Until S                    60000882

HighMark Large Cap Value - Class C Shares

                                    ARIZONA                           A = Annual                          24888
                                    DISTRICT OF COLUMBIA              A = Annual                          60007712
                                    IOWA                              A = Annual                          I-45858
                                    MASSACHUSETTS                     A = Annual                          00-00223
                                    MARYLAND                          A = Annual                          SM19992
                                    MAINE                             A = Annual                          205578
                                    MICHIGAN                          A = Annual                          933479
                                    MISSISSIPPI                       A = Annual                          MF-99-11
                                    NORTH DAKOTA                      A = Annual                          Z994
                                    NEBRASKA                          A = Annual                          39480
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355761
                                    OKLAHOMA                          A = Annual                          SE-20550
                                    PUERTO RICO                       A = Annual                          S-22280
                                    SOUTH DAKOTA                      A = Annual                          20569
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-61058
                                    VERMONT                           A = Annual                          12/16/99
                                    WASHINGTON                        G = Good Until S                    60025173
                                    WISCONSIN                         A = Annual                          378029-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-36791



Highmark Large Cap Value Fund - Class B Shares

                                    ARIZONA                           A = Annual                          21332
                                    DISTRICT OF COLUMBIA              A = Annual                          60007718
                                    IOWA                              A = Annual                          I-42553
                                    MASSACHUSETTS                     A = Annual                          00-00223
                                    MARYLAND                          A = Annual                          SM19982
                                    MAINE                             A = Annual                          203326
                                    MICHIGAN                          A = Annual                          922644
                                    MISSISSIPPI                       A = Annual                          MF-98-10
                                    NORTH DAKOTA                      A = Annual                          W615


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    NEBRASKA                          A = Annual                          36539
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          353386
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          17119
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-55309
                                    VERMONT                           A = Annual                          10/15/98
                                    WASHINGTON                        G = Good Until S                    60020117
                                    WISCONSIN                         A = Annual                          347271-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-33317

HighMark Bond Fund

                                    ALASKA                            O = Other                           02 03292
                                    ALABAMA                           A = Annual                          705365
                                    ARKANSAS                          A = Annual                          60011527
                                    CONNECTICUT                       A = Annual                          SI43114
                                    DELAWARE                          A = Annual                          594
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          43233
                                    KANSAS                            A = Annual                          99s00004
                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          40005
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S 26 61 0
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF11849




HighMark Bond Fund - Class A Shares

                                    ARIZONA                           A = Annual                          17143
                                    DISTRICT OF COLUMBIA              A = Annual                          60007719
                                    IOWA                              A = Annual                          I-42549
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19982
                                    MAINE                             A = Annual                          203318
                                    MICHIGAN                          A = Annual                          931380
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    NORTH DAKOTA                      A = Annual                          W609
                                    NEBRASKA                          A = Annual                          36531
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          353384
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          17118
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-45195
                                    VERMONT                           A = Annual                          10/15/98
                                    WASHINGTON                        G = Good Until S                    60011737
                                    WISCONSIN                         A = Annual                          355144-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-33318

HighMark Bond Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          17142
                                    MASSACHUSETTS                     A = Annual
                                    MICHIGAN                          A = Annual                          923307
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    NEBRASKA                          A = Annual                          39475
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-44216
                                    WASHINGTON                        G = Good Until S                    60000884

HighMark Bond Fund - Class B Shares

                                    ARIZONA                           A = Annual                          29228
                                    DISTRICT OF COLUMBIA              A = Annual                          60007720
                                    IOWA                              A = Annual                          I-49376
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20003
                                    MAINE                             A = Annual                          205521
                                    MICHIGAN                          A = Annual                          933474
                                    MISSISSIPPI                       A = Annual                          MF-00-11
                                    NORTH DAKOTA                      A = Annual                          W610
                                    NEBRASKA                          A = Annual                          42180


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355762
                                    OKLAHOMA                          A = Annual                          SE-20571
                                    SOUTH DAKOTA                      A = Annual                          23761
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-64840
                                    VERMONT                           A = Annual                          12/7/00
                                    WASHINGTON                        G = Good Until S                    60021901
                                    WISCONSIN                         A = Annual                          355139-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-40582

HighMark California Tax-Free Money Market Fund

                                    HAWAII                            A = Annual
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S-28-04-8

HighMark California Tax-Free Money Market Fund-Class A Shares

                                    DISTRICT OF COLUMBIA              A = Annual                          60007721
                                    NEBRASKA                          A = Annual                          33092
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    SOUTH DAKOTA                      A = Annual                          15048
                                    WASHINGTON                        G = Good Until S                    60006573

HighMark California Tax-Free Money Market Fund-Fiduciary Shares

                                    NEBRASKA                          A = Annual                          33091
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20641
                                    SOUTH DAKOTA                      A = Annual                          15053
                                    WASHINGTON                        G = Good Until S                    60000886

HighMark California Tax-Free Money Market Fund-Class B Shares

                                    DISTRICT OF COLUMBIA              A = Annual                          60007722



                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

HighMark California Tax-Free Money Market Fund-Class S Shrs.

                                    DISTRICT OF COLUMBIA              A = Annual
                                    NEBRASKA                          A = Annual                          39086
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-19937
                                    SOUTH DAKOTA                      A = Annual                          19937
                                    WASHINGTON                        G = Good Until S                    60024739

HighMark Diversified Money Market Fund

                                    ALASKA                            O = Other                           60036044
                                    ALABAMA                           A = Annual                          704922
                                    ARKANSAS                          A = Annual                          6011520
                                    CONNECTICUT                       A = Annual                          SI24538
                                    DELAWARE                          A = Annual                          4332
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          34327
                                    KANSAS                            A = Annual                          97S00000
                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          35310
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S 25 85 5
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF10078
                                    WEST VIRGINIA                     G = Good Until S                    MF-21048

HighMark Diversified Money Market Fund - Class A Shares

                                    ARIZONA                           A = Annual                          15312
                                    DISTRICT OF COLUMBIA              A = Annual                          60007728
                                    IOWA                              A = Annual                          I-36639
                                    MASSACHUSETTS                     A = Annual                          96-7784
                                    MARYLAND                          A = Annual                          SM19961
                                    MAINE                             A = Annual                          203285
                                    MICHIGAN                          A = Annual                          928125
                                    MISSISSIPPI                       G = Good Until S                    MF-96-07
                                    NORTH DAKOTA                      G = Good Until S                    P820


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    NEBRASKA                          A = Annual                          31476
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          7711
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    SOUTH DAKOTA                      A = Annual                          10793
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-39044
                                    VERMONT                           A = Annual                          7/09/96-1
                                    WASHINGTON                        G = Good Until S                    60006570
                                    WISCONSIN                         A = Annual                          269286-0

HighMark Diversified Money Market Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          13726
                                    IOWA                              A = Annual                          I-38396
                                    MASSACHUSETTS                     A = Annual                          96-7782
                                    MARYLAND                          A = Annual                          SM19970
                                    MAINE                             A = Annual                          212826
                                    MICHIGAN                          A = Annual                          923308
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    MONTANA                           A = Annual                          37119
                                    NORTH DAKOTA                      A = Annual                          S672
                                    NEBRASKA                          A = Annual                          32998
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          4796
                                    OKLAHOMA                          A = Annual                          SE-20641
                                    SOUTH DAKOTA                      A = Annual                          10792
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-42259
                                    VERMONT                           A = Annual                          4/17/97-1
                                    WASHINGTON                        G = Good Until S                    60000880
                                    WISCONSIN                         A = Annual                          276241-0

HighMark Diversified Money Market Fund-Class B Shares

                                    DISTRICT OF COLUMBIA              A = Annual                          60007729


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

HighMark Diversified Money Market Fund - Class S Shares

                                    ARIZONA                           A = Annual                          24636
                                    IOWA                              A = Annual                          I-45391
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19992
                                    MAINE                             A = Annual                          203060
                                    MICHIGAN                          A = Annual                          931090
                                    MISSISSIPPI                       A = Annual                          MF-99-10
                                    NORTH DAKOTA                      A = Annual                          Z374
                                    NEBRASKA                          A = Annual                          39087
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          352933
                                    OKLAHOMA                          A = Annual                          SE-20712
                                    PUERTO RICO                       A = Annual                          S-21550
                                    SOUTH DAKOTA                      A = Annual                          19936
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-60558
                                    VERMONT                           A = Annual                          10/5/99
                                    WASHINGTON                        G = Good Until S                    60024740
                                    WISCONSIN                         A = Annual                          374479-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-36296

HighMark U.S. Government Money Market Fund

                                    ALASKA                            O = Other                           60031998
                                    ALABAMA                           A = Annual                          704919
                                    ARKANSAS                          A = Annual                          60011522
                                    CONNECTICUT                       A = Annual                          SI40055
                                    DELAWARE                          A = Annual                          4331
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          41815
                                    KANSAS                            A = Annual                          97S00000
                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          35313
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S 27 88 7
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF10080
                                    WEST VIRGINIA                     G = Good Until S                    MF-21051



                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

HighMark U.S. Government Money Market Fund - Class A Shares

                                    ARIZONA                           A = Annual                          15316
                                    DISTRICT OF COLUMBIA              A = Annual                          60007730
                                    IOWA                              A = Annual                          I-28198
                                    MASSACHUSETTS                     A = Annual                          96-5413
                                    MARYLAND                          A = Annual                          SM19961
                                    MAINE                             A = Annual                          203262
                                    MICHIGAN                          A = Annual                          928124
                                    MISSISSIPPI                       G = Good Until S                    MF-96-07
                                    NORTH DAKOTA                      A = Annual                          P823
                                    NEBRASKA                          A = Annual                          31479
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          7709
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    SOUTH DAKOTA                      A = Annual                          10794
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-52701
                                    VERMONT                           A = Annual                          7/09/96-1
                                    WASHINGTON                        G = Good Until S                    60006569
                                    WISCONSIN                         A = Annual                          323909-0

HighMark U.S. Government Money Market Fund - Fiduciary Shrs.

                                    ARIZONA                           A = Annual                          17154
                                    IOWA                              A = Annual                          I-29184
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19970
                                    MAINE                             A = Annual                          212825
                                    MICHIGAN                          A = Annual                          923312
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    MONTANA                           A = Annual                          37121
                                    NORTH DAKOTA                      A = Annual                          s673
                                    NEBRASKA                          A = Annual                          32999
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          3998
                                    OKLAHOMA                          A = Annual                          SE-20161
                                    SOUTH DAKOTA                      A = Annual                          10795
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-52700
                                    VERMONT                           A = Annual                          4/17/97-1
                                    WASHINGTON                        G = Good Until S                    60000879


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    WISCONSIN                         A = Annual                          331024-0

HighMark U.S. Government Money Market Fund - Class B Shares

                                    ARIZONA                           A = Annual                          21335
                                    DISTRICT OF COLUMBIA              A = Annual                          60007731
                                    IOWA                              A = Annual                          I-42557
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19982
                                    MAINE                             A = Annual                          203317
                                    MICHIGAN                          A = Annual                          922645
                                    MISSISSIPPI                       A = Annual                          MF-98-10
                                    NORTH DAKOTA                      A = Annual                          W619
                                    NEBRASKA                          A = Annual                          36542
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          353388
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    SOUTH DAKOTA                      A = Annual                          17113
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-55310
                                    VERMONT                           A = Annual                          10/15/98
                                    WASHINGTON                        G = Good Until S                    60020116
                                    WISCONSIN                         A = Annual                          347270-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-33323

HighMark U.S. Government Money Market Fund - Class S Shares

                                    ARIZONA                           A = Annual                          24637
                                    IOWA                              A = Annual                          I-45390
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19992
                                    MAINE                             A = Annual                          203059
                                    MICHIGAN                          A = Annual                          931091
                                    MISSISSIPPI                       A = Annual                          MF-99-10
                                    NORTH DAKOTA                      A = Annual                          Z375
                                    NEBRASKA                          A = Annual                          39088
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          352934


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    OKLAHOMA                          A = Annual                          SE-20058
                                    PUERTO RICO                       A = Annual                          S-21548
                                    SOUTH DAKOTA                      A = Annual                          19935
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    60559
                                    VERMONT                           A = Annual                          10/5/99
                                    WASHINGTON                        G = Good Until S                    60024741
                                    WISCONSIN                         A = Annual                          374481-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-36298


HighMark U.S. Government Money Market Fund - Class C

                                    Florida                           A = Annual



HighMark 100% U.S. Treasury Money Market Fund

                                    ALASKA                            O = Other                           60032000
                                    ALABAMA                           A = Annual                          704923
                                    ARKANSAS                          A = Annual                          60011524
                                    CONNECTICUT                       A = Annual                          SI24537
                                    DELAWARE                          A = Annual                          4334
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          41813
                                    KANSAS                            A = Annual                          97S00000
                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          35309
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S 26 11 0
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF10081
                                    WEST VIRGINIA                     G = Good Until S                    MF-21052

HighMark 100% U.S. Treasury Money Market Fund-Class A Shares

                                    ARIZONA                           A = Annual                          15314
                                    DISTRICT OF COLUMBIA              A = Annual                          60007732
                                    IOWA                              A = Annual                          I-36640
                                    MASSACHUSETTS                     A = Annual                          96-5411

                                                           A-18

                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    MARYLAND                          A = Annual                          SM19961
                                    MAINE                             A = Annual                          203263
                                    MICHIGAN                          A = Annual                          928127
                                    MISSISSIPPI                       G = Good Until S                    MF-96-07
                                    NORTH DAKOTA                      A = Annual                          P819
                                    NEBRASKA                          A = Annual                          31480
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          3999
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    SOUTH DAKOTA                      A = Annual                          10796
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-52699
                                    VERMONT                           A = Annual                          7/09/96-2
                                    WASHINGTON                        G = Good Until S                    60006572
                                    WISCONSIN                         A = Annual                          323910-0

HighMark 100% U.S. Treasury Money Market Fund-Fiduciary Shares

                                    ARIZONA                           A = Annual                          17153
                                    IOWA                              A = Annual                          I-38398
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19970
                                    MAINE                             A = Annual                          212824
                                    MICHIGAN                          A = Annual                          923314
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    MONTANA                           A = Annual                          37774
                                    NORTH DAKOTA                      A = Annual                          S671
                                    NEBRASKA                          A = Annual                          33000
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          3997
                                    OKLAHOMA                          A = Annual                          SE-20641
                                    SOUTH DAKOTA                      A = Annual                          10797
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-52698
                                    VERMONT                           A = Annual                          4/17/97-1
                                    WASHINGTON                        G = Good Until S                    60000881
                                    WISCONSIN                         A = Annual                          331023-0


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER


HighMark 100% U.S. Treasury Money Market Fund-Class B Shares

                                    DISTRICT OF COLUMBIA              A = Annual                          60007738

HighMark 100% U.S. Treasury Money Market Fund-Class S Shares

                                    ARIZONA                           A = Annual                          24642
                                    IOWA                              A = Annual                          I-45389
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19992
                                    MAINE                             A = Annual                          203058
                                    MICHIGAN                          A = Annual                          931092
                                    MISSISSIPPI                       A = Annual                          MF-99-10
                                    NORTH DAKOTA                      A = Annual                          Z373
                                    NEBRASKA                          A = Annual                          39089
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          352935
                                    OKLAHOMA                          A = Annual                          SE-20712
                                    PUERTO RICO                       A = Annual                          S-21549
                                    SOUTH DAKOTA                      A = Annual                          19934
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-60557
                                    VERMONT                           A = Annual                          10/05/99
                                    WASHINGTON                        G = Good Until S                    60024742
                                    WISCONSIN                         A = Annual                          374480-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-36297


HighMark California Intermediate Tax-Free Bond Fund

                                    ALASKA                            O = Other                           02 01574
                                    ALABAMA                           A = Annual
                                    ARKANSAS                          A = Annual                          60011528
                                    CONNECTICUT                       A = Annual
                                    DELAWARE                          A = Annual                          29309
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          51597
                                    KANSAS                            A = Annual                          200S0000


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    MISSOURI                          A = Annual
                                    MONTANA                           A = Annual                          42547
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF12747

HighMark CA Intermediate Tax-Free Bond Fund-Fiduciary Shares

                                    NEBRASKA                          A = Annual                          39656
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20571

HighMark CA Intermediate Tax-Free Bond Fund - Class A Shares

                                    ARIZONA                           A = Annual                          32767
                                    DISTRICT OF COLUMBIA              A = Annual                          60007740
                                    MICHIGAN                          A = Annual                          922529
                                    NEBRASKA                          A = Annual                          36533
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20550
                                    TENNESSEE                         A = Annual                          RM02-20550
                                    WISCONSIN                         A = Annual                          365587-0

HighMark CA Intermediate Tax Free Bond Fund - Class B Shares

                                    ARIZONA                           A = Annual                          24886
                                    DISTRICT OF COLUMBIA              A = Annual                          60007741
                                    IOWA                              A = Annual                          I-45857
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19992
                                    MAINE                             A = Annual                          205522
                                    MICHIGAN                          A = Annual                          933472
                                    MISSISSIPPI                       A = Annual                          MF-99-11
                                    NORTH DAKOTA                      A = Annual                          Z992
                                    NEBRASKA                          A = Annual                          39476
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355763


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER



HighMark Value Momentum Fund

                                    ALASKA                            O = Other                           02 00571
                                    ALABAMA                           A = Annual                          705366
                                    ARKANSAS                          A = Annual                          60011517
                                    CONNECTICUT                       A = Annual                          SI43119
                                    DELAWARE                          A = Annual                          5229
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          48367
                                    KANSAS                            A = Annual                          97S00012
                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          37676
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S 27 88 7
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF10938

HighMark Value Momentum Fund - Class C Shares

                                    ARIZONA                           A = Annual                          24893
                                    DISTRICT OF COLUMBIA              A = Annual                          60007750
                                    IOWA                              A = Annual                          I-45856
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19992
                                    MAINE                             A = Annual                          205568
                                    MICHIGAN                          A = Annual                          933481
                                    MISSISSIPPI                       A = Annual                          MF-99-11
                                    NORTH DAKOTA                      A = Annual                          Z999
                                    NEBRASKA                          A = Annual                          39489
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355711
                                    OKLAHOMA                          A = Annual                          SE-20550
                                    PUERTO RICO                       A = Annual                          S-22284
                                    SOUTH DAKOTA                      A = Annual                          20571
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-61063
                                    VERMONT                           A = Annual                          12/16/99
                                    WASHINGTON                        G = Good Until S                    60025166


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    WISCONSIN                         A = Annual                          378035-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-36789

HighMark Value Momentum Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          17155
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19970
                                    MICHIGAN                          A = Annual                          923313
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    NEBRASKA                          A = Annual                          39490
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20625
                                    SOUTH DAKOTA                      A = Annual                          15051
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-52702
                                    WASHINGTON                        G = Good Until S                    60017857

HighMark Value Momentum Fund - Class A Shares

                                    ARIZONA                           A = Annual                          17156
                                    DISTRICT OF COLUMBIA              A = Annual                          60007751
                                    IOWA                              A = Annual                          I-38397
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19971
                                    MAINE                             A = Annual                          202227
                                    MICHIGAN                          A = Annual                          930483
                                    MISSISSIPPI                       G = Good Until S                    MF-97-04
                                    NORTH DAKOTA                      A = Annual                          T661
                                    NEBRASKA                          A = Annual                          33095
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          352782
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          15049
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-52703
                                    VERMONT                           A = Annual                          9/17/97-3
                                    WASHINGTON                        G = Good Until S                    60017851


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    WISCONSIN                         A = Annual                          336426-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-23230

HighMark Value Momentum Fund - Class B Shares

                                    ARIZONA                           A = Annual                          21336
                                    DISTRICT OF COLUMBIA              A = Annual                          60007752
                                    IOWA                              A = Annual                          I-42559
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19982
                                    MAINE                             A = Annual                          203314
                                    MICHIGAN                          A = Annual                          922646
                                    MISSISSIPPI                       A = Annual                          MF-98-10
                                    NORTH DAKOTA                      A = Annual                          W620
                                    NEBRASKA                          A = Annual                          36543
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          353389
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          17123
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-55311
                                    VERMONT                           A = Annual                          10/15/98
                                    WASHINGTON                        G = Good Until S                    60020115
                                    WISCONSIN                         A = Annual                          347269-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-33326

HighMark Small Cap Value Fund

                                    ALASKA                            O = Other                           60032312
                                    ALABAMA                           A = Annual
                                    ARKANSAS                          A = Annual                          60011525
                                    CONNECTICUT                       A = Annual                          SI47792
                                    DELAWARE                          A = Annual                          491
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          49669
                                    KANSAS                            A = Annual                          99S00001
                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          39631


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S 28 40 0
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF11700

HighMark Small Cap Value Fund - Class C Shares

                                    ARIZONA                           A = Annual                          24892
                                    DISTRICT OF COLUMBIA              A = Annual                          60007758
                                    IOWA                              A = Annual                          I-45855
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19992
                                    MAINE                             A = Annual                          205567
                                    MICHIGAN                          A = Annual                          933480
                                    MISSISSIPPI                       A = Annual                          MF-99-11
                                    NORTH DAKOTA                      A = Annual                          Z998
                                    NEBRASKA                          A = Annual                          39487
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355710
                                    OKLAHOMA                          A = Annual                          SE-20570
                                    PUERTO RICO                       A = Annual                          S-22281
                                    SOUTH DAKOTA                      A = Annual                          20570
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-61062
                                    VERMONT                           A = Annual                          12/16/99
                                    WASHINGTON                        G = Good Until S                    60025168
                                    WISCONSIN                         A = Annual                          378036-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-36788



HighMark Small Cap Value Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          20914
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19981
                                    MICHIGAN                          A = Annual                          929077
                                    MISSISSIPPI                       A = Annual                          MF-98-08


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    NEBRASKA                          A = Annual                          39488
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20687
                                    SOUTH DAKOTA                      A = Annual                          16811
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-56860
                                    WASHINGTON                        G = Good Until S                    60021470

HighMark Small Cap Value Fund - Class A Shares

                                    ARIZONA                           A = Annual                          20915
                                    DISTRICT OF COLUMBIA              A = Annual                          60007759
                                    IOWA                              A = Annual                          I-42089
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19981
                                    MAINE                             A = Annual                          201139
                                    MICHIGAN                          A = Annual                          929075
                                    MISSISSIPPI                       A = Annual                          MF-98-08
                                    NORTH DAKOTA                      A = Annual                          W269
                                    NEBRASKA                          A = Annual                          36144
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          350656
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          16810
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-56858


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    VERMONT                           A = Annual                          8/12/98-0
                                    WASHINGTON                        G = Good Until S                    60021471
                                    WISCONSIN                         A = Annual                          352572-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-32793

HighMark Small Cap Value Fund - Class B Shares

                                    ARIZONA                           A = Annual                          21334
                                    DISTRICT OF COLUMBIA              A = Annual                          60007760
                                    IOWA                              A = Annual                          I-42558
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM19982
                                    MAINE                             A = Annual                          203316
                                    MICHIGAN                          A = Annual                          929076
                                    MISSISSIPPI                       A = Annual                          MF-98-10
                                    NORTH DAKOTA                      A = Annual                          W618
                                    NEBRASKA                          A = Annual                          36145
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          353387
                                    OKLAHOMA                          A = Annual                          SE-20724
                                    SOUTH DAKOTA                      A = Annual                          17121
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-56859
                                    VERMONT                           A = Annual                          10/15/98
                                    WASHINGTON                        G = Good Until S                    60021472
                                    WISCONSIN                         A = Annual                          352571-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-33328

HighMark Core Equity Fund

                                    ALASKA                            O = Other                           60031864
                                    ALABAMA                           A = Annual
                                    ARKANSAS                          A = Annual                          60011530
                                    CONNECTICUT                       A = Annual                          1008610
                                    DELAWARE                          A = Annual                          30352
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          52549
                                    KANSAS                            A = Annual                          20005000


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          43954
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF13170

HighMark Core Equity Fund - Class A Shares

                                    ARIZONA                           A = Annual                          27580
                                    DISTRICT OF COLUMBIA              A = Annual                          60007761
                                    IOWA                              A = Annual                          I-47918
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20001
                                    MAINE                             A = Annual                          116357
                                    MICHIGAN                          A = Annual                          927105
                                    MISSISSIPPI                       A = Annual                          MF-00-06
                                    NORTH DAKOTA                      A = Annual                          AC611
                                    NEBRASKA                          A = Annual                          40927
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          7404
                                    OKLAHOMA                          A = Annual                          SE-20668
                                    SOUTH DAKOTA                      A = Annual                          23087
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-65922
                                    VERMONT                           A = Annual                          7/11/00-2
                                    WASHINGTON                        G = Good Until S                    60027200
                                    WISCONSIN                         A = Annual                          391132-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-39024

HighMark Core Equity Fund - Class B Shares

                                    ARIZONA                           A = Annual                          27581
                                    DISTRICT OF COLUMBIA              A = Annual                          60007762
                                    IOWA                              A = Annual                          I-47919
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20001
                                    MAINE                             A = Annual                          116358


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    MICHIGAN                          A = Annual                          927106
                                    MISSISSIPPI                       A = Annual                          MF-00-06
                                    NORTH DAKOTA                      A = Annual                          AC612
                                    NEBRASKA                          A = Annual                          40928
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          7405
                                    OKLAHOMA                          A = Annual                          SE-20668
                                    SOUTH DAKOTA                      A = Annual                          23088
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-65923
                                    VERMONT                           A = Annual                          7/11/00-2
                                    WASHINGTON                        G = Good Until S                    60027201
                                    WISCONSIN                         A = Annual                          391131-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-39025

HighMark Core Equity Fund - Class C Shares

                                    DISTRICT OF COLUMBIA              A = Annual                          60007768
                                    NEBRASKA                          A = Annual                          40929
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20668

HighMark Core Equity Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          27337
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20001
                                    MICHIGAN                          A = Annual                          925998
                                    MISSISSIPPI                       A = Annual                          MF-00-06
                                    NEBRASKA                          A = Annual                          40736
                                    NEW HAMPSHIRE                     A = Annual
                                    OKLAHOMA                          A = Annual                          SE-20658
                                    SOUTH DAKOTA                      A = Annual                          22097
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C-63100
                                    WASHINGTON                        G = Good Until S                    60026960


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER


HighMark Small Cap Growth Fund

                                    ALASKA                            A = Annual                          60038544
                                    ALABAMA                           A = Annual
                                    ARKANSAS                          A = Annual                          6011531
                                    CONNECTICUT                       A = Annual                          1013147
                                    DELAWARE                          A = Annual                          31635
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          53785
                                    KANSAS                            A = Annual                          2001S000
                                    KENTUCKY                          A = Annual                          M40859
                                    LOUISIANA                         A = Annual                          85102
                                    MISSOURI                          A = Annual
                                    MONTANA                           A = Annual                          45783
                                    NEW JERSEY                        A = Annual                          BEM-0532
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other                           S29-64-5
                                    OHIO                              O = Other                           37001
                                    OREGON                            A = Annual                          2001-211
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF13743
                                    UTAH                              A = Annual                          006-7611

HighMark Small Cap Growth Fund - Class A Shares

                                    ARIZONA                           A = Annual                          29966
                                    IOWA                              A = Annual                          I-50073
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20010
                                    MAINE                             A = Annual                          209136
                                    MICHIGAN                          A = Annual                          920675
                                    MISSISSIPPI                       A = Annual                          MF-01-02
                                    NORTH DAKOTA                      A = Annual                          AE099
                                    NEBRASKA                          A = Annual                          43163
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          581
                                    OKLAHOMA                          A = Annual                          SE-20626
                                    SOUTH DAKOTA                      A = Annual                          24544
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C 65585
                                    VERMONT                           A = Annual                          2/13/01-1
                                    WASHINGTON                        G = Good Until S                    60029327
                                    WISCONSIN                         A = Annual                          405337
                                    WEST VIRGINIA                     G = Good Until S                    MF-41303


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER


HighMark Small Cap Growth Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          29965
                                    KENTUCKY                          A = Annual                          M40858
                                    LOUISIANA                         A = Annual                          85101
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20010
                                    MICHIGAN                          A = Annual                          920676
                                    MISSISSIPPI                       A = Annual                          MF-01-02
                                    NEBRASKA                          A = Annual                          43166
                                    NEW JERSEY                        A = Annual                          BEM-0533
                                    NEW HAMPSHIRE                     A = Annual
                                    OHIO                              O = Other                           37002
                                    OKLAHOMA                          A = Annual                          SE-20626
                                    OREGON                            A = Annual                          2001-213
                                    SOUTH DAKOTA                      A = Annual                          24547
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C 65588
                                    UTAH                              A = Annual                          006-7610
                                    WASHINGTON                        G = Good Until S                    60029328

HighMark Small Cap Fund - Class C Shares

                                    ARIZONA                           A = Annual                          29964
                                    IOWA                              A = Annual                          I-50075
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20010
                                    MAINE                             A = Annual                          209137
                                    MICHIGAN                          A = Annual                          920677
                                    MISSISSIPPI                       A = Annual                          MF-01-02
                                    NORTH DAKOTA                      A = Annual                          AE101
                                    NEBRASKA                          A = Annual                          43165
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          583
                                    OKLAHOMA                          A = Annual                          SE-20626
                                    SOUTH DAKOTA                      A = Annual                          24546
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C 65587


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    VERMONT                           A = Annual                          2/13/01-1
                                    WASHINGTON                        G = Good Until S                    60029326
                                    WISCONSIN                         A = Annual                          405336
                                    WEST VIRGINIA                     G = Good Until S                    MF-41301

HighMark Small Cap Growth Fund - Class B Shares

                                    ARIZONA                           A = Annual                          29958
                                    DISTRICT OF COLUMBIA              A = Annual                          60007769
                                    IOWA                              A = Annual                          I-50074
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20010
                                    MAINE                             A = Annual                          209138
                                    MICHIGAN                          A = Annual                          920673
                                    MISSISSIPPI                       A = Annual                          MF-01-02
                                    NORTH DAKOTA                      A = Annual                          AE100
                                    NEBRASKA                          A = Annual                          43164
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          582
                                    OKLAHOMA                          A = Annual                          SE-20626
                                    SOUTH DAKOTA                      A = Annual                          24545
                                    TENNESSEE                         A = Annual                          RM02-235
                                    TEXAS                             G = Good Until S                    C 65586
                                    VERMONT                           A = Annual                          2/13/01-1
                                    WASHINGTON                        G = Good Until S                    60029330
                                    WISCONSIN                         A = Annual                          405338-0
                                    WEST VIRGINIA                     G = Good Until S                    MF-41302

HighMark National Intermediate Tax-Free Bond Fund

                                    ALASKA                            O = Other                           60042173
                                    ALABAMA                           A = Annual
                                    ARKANSAS                          A = Annual                          60002584
                                    CONNECTICUT                       A = Annual                          1021770
                                    DELAWARE                          A = Annual
                                    HAWAII                            A = Annual
                                    IDAHO                             A = Annual                          55776
                                    KANSAS                            A = Annual                          2003S0000361


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    MISSOURI                          A = Annual                          1996-006
                                    MONTANA                           A = Annual                          49184
                                    NEVADA                            A = Annual
                                    NEW YORK                          O = Other
                                    RHODE ISLAND                      A = Annual
                                    SOUTH CAROLINA                    A = Annual                          MF14666

HighMark National Intermediate Tax-Free Bond Fund - Class A

                                    ARIZONA                           A = Annual                          34223
                                    DISTRICT OF COLUMBIA              A = Annual                          60017615
                                    IOWA                              A = Annual                          I-54049
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20021907
                                    MAINE                             A = Annual                          301282
                                    MISSOURI                          A = Annual                          938750
                                    MISSISSIPPI                       A = Annual                          MF-02-10-084
                                    NORTH DAKOTA                      A = Annual                          AJ190
                                    NEBRASKA                          A = Annual
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355001
                                    OKLAHOMA                          A = Annual                          SE-20580
                                    SOUTH DAKOTA                      A = Annual                          28273
                                    TENNESSEE                         A = Annual                          M02-2833
                                    TEXAS                             G=Good Until S                      C 70136
                                    VERMONT                           A = Annual
                                    WASHINGTON                        G=Good Until S                      60033409
                                    WISCONSIN                         A = Annual                          442145
                                    WEST VIRGINIA                     G=Good Until S                      MF-45825

HighMark National Intermediate Tax-Free Bond Fund - Class B

                                    ARIZONA                           A = Annual                          34224
                                    DISTRICT OF COLUMBIA              A = Annual                          60017616
                                    IOWA                              A = Annual                          I-54050
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20021906
                                    MAINE                             A = Annual                          301281


                                                                                                                 ATTACHMENT
HIGHMARK FUNDS

STATE PERMIT REPORTS
------------------------------------------------------------------------------------------------------------------------------

FUND NAME                           STATE                             FILING TYPE                         FILE NUMBER

                                    MISSOURI                          A = Annual                          938751
                                    MISSISSIPPI                       A = Annual                          MF-02-10-083
                                    NORTH DAKOTA                      A = Annual                          AJ191
                                    NEBRASKA                          A = Annual
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355002
                                    OKLAHOMA                          A = Annual                          SE-20580
                                    SOUTH DAKOTA                      A = Annual                          28274
                                    TENNESSEE                         A = Annual                          M02-2833
                                    TEXAS                             G=Good Until S                      C 70145
                                    VERMONT                           A = Annual
                                    WASHINGTON                        G=Good Until S                      60033407
                                    WISCONSIN                         A = Annual                          442144
                                    WEST VIRGINIA                     G=Good Until S                      MF-45824

HighMark National Intermediate Tax-Free Bond Fund - Fiduciary Shares

                                    ARIZONA                           A = Annual                          34225
                                    DISTRICT OF COLUMBIA              A = Annual                          60017617
                                    IOWA                              A = Annual                          I-54051
                                    MASSACHUSETTS                     A = Annual
                                    MARYLAND                          A = Annual                          SM20021905
                                    MAINE                             A = Annual                          301280
                                    MISSOURI                          A = Annual                          938752
                                    MISSISSIPPI                       A = Annual                          MF-02-10-082
                                    MONTANA                           A = Annual                          49185
                                    NORTH DAKOTA                      A = Annual                          AJ192
                                    NEBRASKA                          A = Annual
                                    NEW HAMPSHIRE                     A = Annual
                                    NEW MEXICO                        A = Annual                          355003
                                    OKLAHOMA                          A = Annual                          SE-20580
                                    SOUTH DAKOTA                      A = Annual                          28272
                                    TENNESSEE                         A = Annual                          M02-2833
                                    TEXAS                             G=Good Until S                      C 70146
                                    VERMONT                           A = Annual
                                    WASHINGTON                        G=Good Until S                      60033408
                                    WISCONSIN                         A = Annual                          442143
                                    WEST VIRGINIA                     G=Good Until S                      MF-45822

                                                           A-34

May 14, 2004


Securities and Exchange Commission
Attn: Filing Desk, Stop 1-4
450 Fifth Street, N.W
Washington, DC 20549

RE:      Rule 17f-2
         HighMark Funds
         Registration No. 811-05059/33-12608, CIK No. 0000811527

Ladies and Gentlemen:

On behalf of our client HIGHMARK FUNDS, we are filing electronically one copy of the EDGARized version of our examination report dated April 6, 2004 submitted pursuant to the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of February 27, 2004.

Yours truly,

/s/ Deloitte & Touche LLP


San Francisco, California

Enclosure